Exhibit 10.2

*** AMENDED – SEE ADDENDUM***

Fluoropolymer Purchase and Supply Agreement

This Agreement, by and between

E. I. DU PONT DE NEMOURS AND COMPANY, a corporation of the State of Delaware having offices at 1007 Market Street, Wilmington, Delaware 19898 (hereafter “DuPont”) and

ENTEGRIS INC., a corporation of the State of Delaware having offices at 129 Concord Road, Billerica, Massachusetts 01821 (hereafter “Entegris”)

W I T N E S E T H:

WHEREAS DuPont manufactures and sells fluoropolymer resins;

WHEREAS Entegris has for some period of time purchased fluoropolymer resins from DuPont; and

WHEREAS DuPont desires to continue to supply fluoropolymer resins to Entegris, and Entegris desires to continue to purchase such resins from DuPont;

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the parties agree as follows:

ARTICLE 1

TERM AND SCOPE

1.1	The terms of this Agreement shall apply to supply by DuPont and its subsidiaries and affiliates and purchases by Entegris and its subsidiaries and affiliates of the products described in Article 2. The subsidiaries and affiliates of DuPont and Entegris are listed on Schedule 1 attached hereto and incorporated herein by reference. This Agreement shall cover the period January 1, 2010 to December 31, 2012. No less than six (6) months prior to the end of this Agreement, the parties Will enter into discussions regarding the terms and conditions under which this Agreement can be extended.

1.2	This Agreement shall relate solely to the following matters:

(A)	supply of PFA resins by DuPont to Entegris in all regions where Entegris uses PFA to manufacture parts and components;

(B)	supply of PTFE resins by DuPont to Entegris in all regions where Entegris uses PTFE to manufacture parts and components;

(C)	supply of PFA film by DuPont to Entegris in all regions where Entegris uses PFA film to manufacture parts and components; and

(D)	Supply of ETFE resins by DuPont in all regions where Entegris uses ETFE to manufacture parts and components.

ARTICLE 2

PRODUCT

2.1	DuPont will sell, and Entegris will purchase the following PFA resins and films (“PFA Product”), ETFE resins (“ETFE Product”) and PTFE resin (“PTFE Product”) as further described in the Entegris Resin Specification & Control Plans and Entegris Source Control Specifications that are mutually agreed to:

Entegris Part No.	DuPont Code
105	ETFE210
191	ETFE2181
192	ETFE HT2185
U33494	Granular 7A
1114-009	PFA 2000LP film
115	PFA 440HP-A
158	PFA 440HP-B
132	PFA 440HP-D
164	PFA 445HP
146	PFA450HP
01-1009836	PFA 450HP (diaphragms)
1005	PFA 940HP Plus
1006	PFA 950HP Plus
01-1004803	PFA C5260
160	PFA TE5789
103-F	PFA TE9738J
PFA TE9738JN
100000	PFA 340J
102300	PFA 420HPJ
102100	PFA 440HPJ
102600	PFA 451HPJ

New resins introduced into the market by DuPont are not included as part of this agreement, but can be made part of this Agreement upon mutual agreement between Entegris and DuPont in accordance with the procedures described in paragraph 15.1 below.

ARTICLE 3

QUALITY ASSURANCE

3.1

DuPont warrants to Entegris that the PFA Product, ETFE Product and PTFE Product will conform to DuPont’s specifications and DuPont will provide certification with each shipment of PFA Product, ETFE Product, and PTFE Product indicating compliance with appropriate Entegris Resin Specifications. Other than the foregoing, DUPONT MAKES NO WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR

PURPOSE EVEN IF THAT PURPOSE IS KNOWN TO DUPONT, NOR ANY OTHER EXPRESS OR IMPLIED WARRANTY. Entegris assumes all risk and liability for results obtained by the use of the PFA Product, ETFE Product, and PTFE Product covered by this Agreement, whether used singly or in combination with other products.

3.2	DuPont agrees to promptly notify Entegris, in writing, of any anticipated manufacturing, raw material or process changes affecting form, fit or function of the PFA Product, ETFE Product, and PTFE Product a full sixty (60) days prior to the execution of such a change.

3.2	Further, DuPont agrees to notify Entegris of any intent to discontinue any of the Products named in Section 2.1, or other Products that may be added to Section 2.1 in the future at least six (6) months in advance. In the event of such discontinuance, Entegris shall have the right to purchase a two (2) year supply of the Product(s) at the then current price (the “Final Purchase Option”) provided that Entegris gives DuPont written notice of its intent to exercise the Final Purchase Option within ninety (90) days of DuPont’s notice of intent to discontinue the Product(s). The maximum quantity of the Final Purchase Option for each Product shall be twice the prior twelve (12) month purchase amount. At DuPont’s sole discretion, the Final Purchase Option may be for larger quantities of Product. Entegris agrees to take delivery of the final purchase by the end of the calendar year in which the order is placed. DuPont agrees to hold in inventory such additional inventory for a period not to exceed six (6) months at no charge to Entegris and material can not cross the end of a calendar year.

ARTICLE 4

INSPECTION

4.1	For the purpose of confirming compliance with Entegris Resin Specifications, all PFA Product, ETFE Product, and PTFE Product supplied hereunder shall be subject to inspection by Entegris. In the event that Entegris and DuPont mutually agree that any of the PFA Product, ETFE Product, or PTFE Product shipped to Entegris under this Agreement does not meet the appropriate Entegris Resin Specifications, then Entegris shall have the right to reject such Product by giving DuPont prompt notice thereof. DuPont may, at its option, obtain samples of the rejected PFA Product, ETFE Product, or PTFE Product from Entegris for analysis. DuPont will, subject to availability, endeavor to ship replacement PFA, ETFE, or PTFE Product to Entegris within seven (7) days of receipt of notification of such rejection and will fully credit Entegris for the rejected PFA, ETFE, or PTFE Product upon receipt of such rejected Product. DuPont will be responsible for any expenses incurred in returning such rejected Product.

ARTICLE 5

PACKAGING

5.1

PFA Product will be delivered in returnable bulk containers (each nominally holding eighteen hundred (1800) pounds), or twenty-five (25) kilogram bags with an inner bag constructed of low density polyethylene liner and an outer bag constructed of kraft paper, or other containers acceptable to DuPont subject to the prior written approval of Entegris. PTFE Product will be delivered in one hundred (100) pound plastic drums with polyethylene liners. ETFE Product will be delivered in forty-five (45) kilogram bags. Product in Japan will be delivered in twenty-five (25) kilogram bags. Returnable bulk containers will be delivered to U.S. Chaska location only.

ARTICLE 6

QUANTITY

6.1	Entegris commits that during the term of this Agreement, Entegris and its subsidiaries and affiliates (as listed in Schedule 1) will purchase from DuPont not less than ninety percent (90%) of Entegris’ and its subsidiaries and affiliates total PFA, ETFE, and PTFE products purchase requirements for the manufacture by Entegris of parts and components. It is the expectation that in no Entegris business will DuPont’s share be less than ninety percent (90%) for the products listed above. The volume of PFA, ETFE, and PTFE Products which Entegris and its subsidiaries and affiliates expect to purchase from DuPont each year of this Agreement is set forth by Entegris providing a forecast, herein known as THE ANNUAL FORECAST, which shall be provided to DuPont no later than ninety (90) days prior to the end of each calendar year. Notwithstanding the foregoing, if purchase of Products by Entegris is constrained by limitations in supply from DuPont for any reason (including Force Majeure or allocation), the parties expressly agree that Entegris’ purchase commitment set forth in 6.1 shall be waived to the extent of the DuPont supply limitations.

6.2	In calendar years 2010 through year 2012, DuPont and its subsidiaries and affiliates ( as listed in Schedule 1) agree to make available for sale to Entegris and its subsidiaries and affiliates one hundred thirty percent (130%) of the volume of PFA, ETFE, and PTFE Products shown in THE ANNUAL FORECAST. DuPont upon reasonable notice will use best efforts to supply volumes of Product exceeding one hundred thirty percent (130%) of the ANNUAL FORECAST. Products sold to Entegris shall be for internal consumption only, not resell. Provided that Entegris’ total requirements for PFA, ETFE, and PTFE Product equal or exceed the volume shown in THE ANNUAL FORECAST for the above-identified fiscal years, Entegris agrees to purchase said minimum volume. In the event that Entegris’ total requirements for PFA, ETFE, and PTFE Products fall below the volume set forth in THE ANNUAL FORECAST for any of the years 2010, 2011 and 2012, Entegris agrees that pursuant to the terms of Article 6.1, purchases of PFA, ETFE, and PTFE Product will reflect a minimum of ninety percent (90%) of its total purchase requirements of PFA, ETFE, and PTFE products in each such year. Notwithstanding the foregoing, if purchase of Products by Entegris is constrained by limitations in supply from DuPont for any reason (including Force Majeure or allocation), the parties expressly agree that Entegris’ purchase commitment set forth in 6.2 shall be waived to the extent of the DuPont supply limitations.

6.3	The maximum monthly quantity ordered by Entegris may not exceed one hundred ten percent (110%) of Entegris’ monthly forecast, as provided for under Article 7, unless agreed to by the parties sixty (60) days prior to the requested ship date.

6.4	The requirements of this Article 6 shall apply to all current Entegris locations and locations acquired during the Term of this Agreement which consume PFA, ETFE, and PTFE products.

ARTICLE 7

FORECAST REQUIREMENTS

7.1	Entegris will provide DuPont a written forecast of its requirements for PFA Product , ETFE, Product and PTFE Product on an annual basis (by Entegris part number) no later than ninety (90) days prior to the end of each calendar year (THE FORECAST YEAR).

7.2	Monthly forecast updates will be provided on or before the 30th of each month. This monthly forecast update will reconfirm the next month’s forecast (Month #1) and will forecast quantities for the next three months (Months #2, #3, and #4).

ARTICLE 8

PURCHASE ORDERS

8.1	Valid Purchase orders from Entegris location will be issued for each PFA Product, ETFE Product, and PTFE Product specifying desired quantities by grade at least thirty (30) days in advance of the requested delivery date. Orders shall be firm and irrevocable fourteen (14) days prior to the requested delivery date. In exceptional cases, DuPont will make reasonable effort to accommodate requests to increase the volume of an order after the fourteen (14) day firm date.

ARTICLE 9

PRICE

9.1	The price of PFA, ETFE, and PTFE Products will be as set forth in Schedule 2, Pricing, attached hereto and incorporated by reference.

9.2	Pricing for new resins developed by DuPont will be agreed upon separately and incorporated as part of this Agreement should a need arise. Any such changes will be in writing and approved by both DuPont and Entegris.

9.3

In each country where DuPont sells PFA Product to Entegris, should DuPont sell to a third party PFA Product, or any other first quality Teflon® PFA HP or HPPLUS resin, in equal or less volume, suitable for use in applications and markets similar to Entegris’ current applications and markets at a price lower than the price of PFA Product sold to Entegris hereunder, then DuPont shall offer Entegris the same PFA resin at the lower price for such term as the lower price is in effect with the third party to the extent DuPont is permitted to offer such lower price by applicable laws and regulations.

9.4	U.S. payment terms will be thirty (30) days from receipt of invoice by Entegris with a consolidated invoice issued for all shipments at the end of each month. For Malaysia and Korea, payment terms will be thirty (30) days from receipt of invoice by Entegris. For Japan, payment terms will be forty-five (45) days from receipt of invoice by Entegris.

9.5	The parties shall conduct an annual review of pricing no later than September 1st of each calendar year. Failure to reach agreement on pricing for the next calendar year shall be grounds for termination of this Agreement by either party. Termination will be effective six (6) months after receipt of notice to terminate. In the case of termination, pricing shall remain valid as set forth herein until the Agreement terminates.

9.6	In addition to the annual price review defined in Article 9.5, DuPont agrees to engage in pricing discussions with Entegris at any time to address specific competitive situations that may require adjustment in pricing from this Agreement. It is understood that this will be done only to address competitive downstream market opportunities with non-DuPont resins. If the parties cannot reach mutual agreement on pricing, then either party may terminate this Agreement effective six (6) months after receipt of notice of intent to terminate. In the case of termination, pricing shall remain valid as set forth herein until the Agreement terminates.

ARTICLE 10

MARKETING

10.1	During the term of this Agreement, Entegris agrees not to actively promote any other manufacturer of PFA fluoropolymers in the marketplace.

10.2

DuPont recognizes the contribution Entegris has made in marketing and promoting the attributes and value of Teflon® PFA HP, Teflon® PTFE and Teflon® PFA HP PLUS products to the semiconductor industry. Entegris’ market information access and recognition as a leader in the industry are valued. As part of this Agreement, DuPont expects Entegris’ continuing effort in gaining access and information regarding new applications and market trends.

10.3

The Parties acknowledge that TEFLON® is a registered trademark of DuPont for its brand of fluoropolymer resins which can only be licensed by DuPont for use in approved applications. Use of the TEFLON® trademark in connection with DuPont products is not permitted without a license. This license will be provided under separate agreement.

ARTICLE 11

SUPPLY ASSURANCE

11.1	Except for adverse circumstances as described in Paragraph 3 of the Standard Conditions of Sale (attached hereto as Schedule 3 and made part hereof), in the event of a production disruption impacting DuPont’s ability to supply PFA, ETFE or PTFE Product hereunder, Entegris’ pro rata allocation of available Product quantities will be the most favorable of any offered to any of DuPont’s customers.

11.2	DuPont and Entegris agree to establish mutually acceptable supply chain and product storage processes that will ultimately reduce lead times and inventory.

ARTICLE 12

INDEMNITY

12.1	DuPont shall indemnify and hold Entegris harmless from any costs, expenses (including attorneys’ fees incurred that are reasonable and customary for commensurate type of litigation), losses, damages, or liabilities incurred because of actual or alleged infringement of any patent, trade secret or trademark right arising out of the use or sale by Entegris made known to DuPont as supplier of Products irrespective of whether Entegris furnishes any specifications to DuPont, except as otherwise provided in this paragraph. Entegris shall notify DuPont of such claim or demand within ten (10) days of receipt. Upon written notice of such claim or demand, DuPont shall provide defense of the claim or demand or settlement thereof. If an injunction issues as a result of any claim or action, DuPont agrees at its expense and Entegris’ option to either: (i) replace Product with non-infringing products if reasonably available; or (ii) refund to Entegris the amount paid for any Product returned to DuPont or destroyed. Further, and in addition to DuPont’s above described obligations, regardless of which of the foregoing remedies is effected, DuPont shall pay to Entegris rework expenses and incremental costs incurred by Entegris to procure alternative products required to fill orders placed by Entegris and accepted by DuPont as of the effective date of the injunction not to exceed a maximum value of $1 million dollars. This indemnification shall not apply to the extent custom Products are manufactured to Entegris’ detailed specifications and such infringement would not have occurred but for complying with such detailed specifications.

12.2	Entegris shall defend, indemnify, and hold DuPont harmless from any costs or expenses arising from an actual or alleged claim of infringement by a third party, where Entegris furnishes and requires DuPont to use detailed specifications for the process of manufacturing the Product(s), and such infringement claim would not have occurred but for complying with such detailed specifications. Notwithstanding the foregoing, Entegris shall have no liability to DuPont hereunder, if DuPont knows that the required manufacturing specification(s) infringes another party’s intellectual property rights.

12.3	The foregoing provisions of Article 12 state the entire set of obligations and remedies flowing between DuPont and Entegris arising from any intellectual property claim by a third party.

ARTICLE 13

REPORTING

13.1	On a quarterly basis, Entegris will provide DuPont with Quality and Deliverance Performance Ratings. DuPont agrees to develop corrective action plans for review and approval by Entegris when Quality Performance Ratings fall below one hundred percent (100%) and/or Delivery Performance falls below ninety-eight percent (98%).

ARTICLE 14

CONFIDENTIALITY

14.1	The terms of the Confidentiality Agreement between the parties with effective date of April 16, 2007, shall apply to this Agreement.

ARTICLE 15

NOTICE

15.1	All notices required under this Agreement shall be in writing and shall be effective if delivered to the party entitled to receive the same by hand (or courier) to the person specified for the receiving party at the address specified or mailed (by registered or certified mail, return receipt requested) to the person specified for the receiving party. Notices required or contemplated under this Agreement shall be addressed as follows:

For DuPont:

Attention:

Sales Manager, Fluoropolymers

E.I. du Pont de Nemours and Company

P.O. Box 90702

Wilmington, DE 19880

Fax (302) 999-3780

For Entegris:

Attention:

General Counsel

Entegris, Inc.

129 Concord Road

Billerica, MA 01821

With copy to:

Norman Jaillet

Entegris, Inc.

129 Concord Road

Billerica, Ma 01821

ARTICLE 16

MISCELLANEOUS

16.1	Except as otherwise specifically provided in this Agreement, the provisions of the Standard Conditions of Sale (Schedule 3) shall govern each sale and shipment made hereunder.

16.2	This Agreement is not assignable or transferable by either party, in whole or in part, except with the prior written consent of the other party.

16.3	This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware. The courts of the State of Delaware shall have exclusive jurisdiction over any dispute relating to the terms and conditions of this Agreement.

16.4	With the exception of the Consignment Agreement with effective date of January 1, 2008, and the Confidentiality Agreement with effective date of April 16, 2007, this Agreement embodies the entire agreement and understanding between DuPont and Entegris relative to the subject matter hereof and there are no understandings, agreements, conditions or representations, oral or written, expressed or implied, with reference to the subject matter hereof that are not merged or superseded hereby. No amendment, modification or release from any provision hereof shall be of any force or effect unless it is in writing, signed by the party claimed to be bound thereby, and specifically refers to this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives on the dates indicated below.

E. I. DU PONT DE NEMOURS		ENTEGRIS, INC.
AND COMPANY

BY:	/S/ GARY W. SPITZER.	BY	/S/ BERTRAND LOY.
	Gary W. Spitzer		Bertrand Loy
	President DC&F	Executive Vice President and COO

Date:	May 21, 2010	Date:	June 1, 2010

ADDENDUM

The following is an Addendum (the “Addendum”) to that certain Supply Agreement (the” Agreement”) between E.I. du Pont de Nemours and Company (“DuPont”) and Entegris Inc. (“Entegris”) with effective date of January 1, 2010. Capitalized terms used in this Addendum not otherwise defined herein shall have the definitions specified in the Agreement. Effective January 1, 2011, the terms of this Addendum shall govern and control in case of conflict with the Agreement. Subject to the alterations and amendments contained in this Addendum, the parties ratify and confirm the Agreement in all other respects.

1. Article 6.1, Quantity, is deleted and replaced with the following:

Entegris commits that during the term of this Agreement, Entegris and those of its subsidiaries and affiliates as listed on Schedule 1 will purchase from DuPont not less than seventy percent (70%) of their subsidiaries and affiliates listed on Schedule 1 its total PFA, ETFE, and PTFE requirements in connection with the manufacture by Entegris of parts and components. The volume of PFA, ETFE, and PTFE Products which Entegris and those of its subsidiaries and affiliates listed on Schedule 1 expect to purchase from DuPont each year of this Agreement is set forth by Entegris providing a non-binding forecast, herein known as THE NON-BINDING ANNUAL FORECAST, which shall be provided to DuPont no later than ninety (90) days prior to the end of each calendar year. Notwithstanding the foregoing, if purchase of Product by Entegris is constrained by limitations in supply from DuPont for any reason (including Force Majeure or allocation), the parties expressly agree that the’ purchase commitment set forth in Article 6.1 shall be waived to the extent of the DuPont supply limitations.

2. Article 6.2, Quantity, is deleted and replaced with the following:

In calendar year 2011, DuPont and its subsidiaries and affiliates as listed on Schedule 1 agree to make available for sale to Entegris and its subsidiaries and affiliates PFA, ETFE, and PTFE Products in volumes that exceed 2010 volumes which have been purchased and paid for by fifteen percent (15%). Products sold to Entegris shall be for internal consumption only, not resell. Quantities of Products to be supplied by DuPont to Entegris in calendar year 2012 shall be as mutually agreed upon by the parties no later than December 1, 2011.

3. Schedule 2 – Pricing is deleted and replaced with the following revised pricing:

IN WITNESS WHEREOF, the parties have signed this Addendum, dated and effective January 1, 2010.

E.I. du Pont de Nemours and Company		Entegris Inc.

By:	/S/ GARY W. SPITZER.	/S/ GIDEON ARGOV.
Name:	Gary W. Spitzer.	Name:	Gideon Argov.
Title:	President DC+F.	Title:	President & CEO.